PROMISSORY NOTE

$3,000,000	November 24, 2009

FOR VALUE RECEIVED, Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (the "Company"), promises to pay to the order of WB QT, LLC, a Delaware limited liability company ("Lender") at Minneapolis, Minnesota, in lawful money of the United States of America the greater of (A) so much of the sum of Three Million Dollars $3,000,000) demanded by Lender or called by the Company, from time to time, and (B) the Actual Payment Amount (as defined below), together with interest thereon at a rate of zero (0%) percent for the first full year and, then, six (6%) percent per annum thereafter, payable in accordance with the terms of this Note.

Interest shall be payable in immediately available funds on the fifteenth day of each month and shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed. Interest shall only accrue on the unpaid portion of the $3,000,000 of original principal.

Lender may make demand for payment of all or part of the principal amount due under this Note at any time (and from time to time) after July 1, 2010 by providing the Company with written notice of the principal amount so demanded; provided, however, if the Company's volume-weighted average share price for the VWAP Measurement Period (as defined below) is less than $0.50 at the time demand for payment is made, then Lender may not make demand for payment until the earlier of (a) such time that that the volume-weighted average share price for the VWAP Measurement Period is equal to or greater than $0.50 and (b) March 31, 2011. The Company may call all or part of the principal due under this note at any time (and from time to time) after January 16, 2012 by providing Lender with written notice of the principal amount being called. Any amount not paid as a result of a demand by Lender or call by Company shall be due and payable on January 16, 2015 (the "Maturity Date").

When demand for payment is made by Lender or a call is made by the Company, then the "Actual Payment Amount" due with respect to such demand or call shall be the greater of (A) the principal amount so demanded or called and (B) that amount determined by multiplying the principal amount so demanded or called by .8 (the "Multiplier"), as adjusted, with that product then multiplied by the lesser of (x) the volume-weighted average price for the common stock of the Company for the five (5) Business Days immediately prior to the Payment Date (as defined below) (the "VWAP Measurement Period") and (y) $2.50 (the "Cap"), as adjusted. With respect to the Multiplier and Cap, "as adjusted" means adjusted for certain stock dividends, stock splits, or any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, which in each case is effected in such a manner that holders of common shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for common shares. By way of example only, a 2-for-1 stock split would result in the Multiplier being adjusted to 1.6 and the Cap being adjusted to $1.25.

The term Payment Date means that date which is: (A) five (5) business days following the Company's receipt of written demand from Lender for payment of all or part of the principal amount due under this Note, (B) five (5) business days following the Company's delivery of written notice that it is calling all or part of the principal amount due under this Note, which first call notice cannot be made prior to January 16, 2012, or (C) the Maturity Date.

The Company shall have the right in its sole discretion to pay the amounts due under this Note using shares of its common stock; provided, however, to pay using shares of common stock the volume-weighted average share price for the VWAP Measurement Period must be at least $0.50. When making any payment using shares of common stock of the Company, the value of each such share of stock shall be determined based on the volume-weighted average price for such stock during the VWAP Measurement Period. The common stock used for payment will be restricted shares and shall be delivered to Lender within three (3) Business Days following the Payment Date. Payments made in cash shall be made on the Payment Date.

THE PRINCIPAL AMOUNT OF THIS NOTE SHALL IMMEDIATELY AND AUTOMATICALLY BE REDUCED TO ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) IF THE ARRANGEMENT AGREEMENT BETWEEN THE COMPANY AND SCHNEIDER POWER, INC. IS TERMINATED FOR ANY REASON WHATSOEVER AND THE TRANSACTIONS CONTEMPLATED THEREUNDER ARE NOT COMPLETED. IN SUCH EVENT, LENDER SHALL PROMPTLY UPON THE COMPANY'S REQUEST DELIVER THIS NOTE FOR CANCELLATION AND THE COMPANY SHALL ISSUE A NEW NOTE WITH A PRINCIPAL AMOUNT OF ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000).

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Minnesota.

Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

Nothing herein shall limit any right granted Lender by any other instrument or by law.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By: /s/ Alan P. Niedzwiecki

Name: Alan P. Niedzwiecki

Its: President